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                                                                    EXHIBIT 3.1


                           ARTICLES OF INCORPORATION

                                       OF

                                FPT CORPORATION


         The undersigned, natural person of the age of eighteen years or more, acting as incorporator of a corporation (the "Corporation") under the Texas Business Corporation Act (the "Act"), hereby adopts the following Articles of Incorporation for the Corporation.


                                  ARTICLE ONE

                                      Name

         The name of the Corporation is FPT Corporation.


                                  ARTICLE TWO

                                    Duration

         The period of the Corporation's duration is perpetual.


                                 ARTICLE THREE

                                    Purpose

         The purpose for which the Corporation is organized is to engage in the transaction of any lawful business for which a corporation may be incorporated under the Act.


                                  ARTICLE FOUR

                               Authorized Shares

         Section 1. The aggregate number of shares which the Corporation will have authority to issue is 125,000,000 of which 120,000,000 will be shares of common stock, par value $0.01 per share ("Common Stock"), and 5,000,000 will be shares of preferred stock, par value $0.01 per share ("Preferred Stock").

         Section 2. The board of directors shall have authority to establish series of Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of which is to have a distinctive serial designation as determined in the resolution or resolutions of the board of directors providing for the issuance of such Preferred Stock from time to time.


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         Section 3. Each series of Preferred Stock:

                           (a) may have such number of shares;

                           (b) may have such voting powers, full or limited, or
may be without voting powers;

                           (c) may be subject to redemption at such time or
times and at such price;

                           (d) may be entitled to receive dividends (which may
be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

                           (e) may have such rights upon the dissolution of, or
upon any distribution of the assets of, the Corporation;

                           (f) may be made convertible into, or exchangeable
for, shares of any other class or classes, or of any other series of the same or any other class or classes, of stock of the Corporation at such price or prices or at such rates of exchange, and with such adjustments;

                           (g) may be entitled to the benefit of a sinking fund
or purchase fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

                           (h) may be entitled to the benefit of conditions and
restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition of any class of stock by the Corporation; and

                           (i) may have such other relative, participating,
optional or other special rights, and qualifications, limitations or restrictions thereof;

as in such instance is stated in the resolution or resolutions of the board of directors providing for the issuance of such Preferred Stock. Except where otherwise set forth in such resolution or resolutions, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the board of directors.

         Section 4. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes will have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock created by resolution or resolutions of the board of directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the board of


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directors providing for the issuance of any series of Preferred Stock and to any filing required by law.

         Section 5. (a) Except as otherwise provided by law or by the resolutions of the board of directors providing for the issuance of any series of Preferred Stock, Common Stock will have the exclusive right to vote for the election of directors and for all other purposes. Each holder of Common Stock will be entitled to one vote for each share held. The right of cumulative voting is hereby specifically denied.

                           (b) Except as otherwise provided by law or by the
resolutions of the board of directors providing for the issuance of any series of Preferred Stock, the right of class voting is denied.

                           (c) Subject to all of the rights of Preferred Stock
or any series thereof, the holders of Common Stock will be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends payable in cash, in stock or otherwise.

                           (d) Upon any liquidation, dissolution or winding-up
of the Corporation, whether voluntary or involuntary, and after the holders of Preferred Stock of each series have been paid in full the amounts to which they respectively are entitled or a sum sufficient for such payment in full has been set aside, the remaining net assets of the Corporation will be distributed pro rata to the holders of Common Stock in accordance with their respective rights and interests to the exclusion of the holders of Preferred Stock.


                                  ARTICLE FIVE

                     Restriction on Commencement of Business

         The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of a stated sum which will be at least One Thousand Dollars ($1,000.00), consisting of money, labor done or property actually received.


                                   ARTICLE SIX

                     Registered Office and Registered Agent

         The street address of the initial registered office of the Corporation is:

                            700 Louisiana, Suite 3700
                              Houston, Texas 77002

         The name of the initial registered agent of the Corporation at such address is:

                           Mary Elizabeth Vanderhider


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                                 ARTICLE SEVEN

                               Board of Directors

         Section 1. Initial Board of Directors. The initial Board of Directors will consist of seven members. The Board of Directors will be divided into three classes, as nearly as equal in number as possible. The entire board of directors shall be elected at the 1999 annual meeting of shareholders, with the term of office of the first class to expire at the 2000 annual meeting of shareholders, the term of the second class to expire at the 2001 annual meeting of shareholders, and the term of the third class to expire at the 2002 annual meeting of shareholders, and with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders following such initial classification and election at the 1999 annual meeting of shareholders, directors elected to succeed those directors whose terms expire shall hold office until the third succeeding annual meeting of shareholders after their election and until their successor shall have been duly elected and qualified. The names and addresses of the persons who will serve as directors of the Corporation until the first annual meeting of shareholders, or until their successors are elected and qualified, are:

                 Name                              Address
                 ----                              -------

Class I

         Mary Elizabeth Vanderhider         700 Louisiana, Suite 3700
                                            Houston, Texas  77002

         Kimberly G. Seekely                700 Louisiana, Suite 3700
                                            Houston, Texas  77002

Class II

         Thomas Barrow                      Post Office Box 2588
                                            Longview, Texas  75606

         D. Martin Phillips                 1100 Louisiana, Suite 3150
                                            Houston, Texas  77002

Class III

         Tim J. Goff                        700 Louisiana, Suite 3700
                                            Houston, Texas  77002

         B. Carl Price                      700 Louisiana, Suite 3700
                                            Houston, Texas  77002

         Gary R. Petersen                   1100 Louisiana, Suite 3150
                                            Houston, Texas  77002

         Section 2. Number and Qualification. The number and qualifications of directors constituting the Board of Directors of the Corporation will be fixed or determined in the manner provided in the Bylaws of the Corporation. The number of directors may be


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increased or decreased from time to time in the manner set forth in the Bylaws of the Corporation.


                                  ARTICLE EIGHT

                        Provisions for Regulation of the
                       Internal Affairs of the Corporation

         Provisions for the regulation of the internal affairs of the Corporation will include the following, but such enumeration is not in limitation of the power of the shareholders or the Board of Directors to formulate in the Bylaws, by resolution, or any other proper manner any other lawful provision not inconsistent with law or these articles:

         Section 1. Voting. Except as stated in the resolution or resolutions of the board of directors establishing any series of Preferred Stock, each outstanding share, regardless of class, will be entitled to one vote on each matter submitted to a vote of shareholders. At each election of directors every shareholder entitled to vote at such election will be entitled to vote, in person or by proxy, the number of shares owned by him for each director for whose election he has a right to vote. The right of shareholders to cumulate votes in the election of directors is expressly denied.

         Section 2. Bylaws. The Board of Directors will adopt the initial Bylaws, and from time to time may alter, amend or repeal the Bylaws or adopt new Bylaws; but the shareholders from time to time may alter, amend or repeal any Bylaws adopted by the Board of Directors or may adopt new Bylaws.

         Section 3. Denial of Preemptive Rights. The shareholders of the Corporation will not have the preemptive right to acquire additional, unissued or treasury shares of the Corporation, or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares.

         Section 4. Voting Requirements for Certain Corporation Actions. With respect to any action which may be taken by the shareholders where the Act requires greater than a majority vote, such action shall require only the concurrence of a majority of the shares entitled to vote.

         Section 5. Consents in Lieu of Meetings. Any action required by the Act to be taken or which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent (or consents) in writing, setting forth the action to be taken, is signed by the holders or holder of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. In order to be effective, such consent or consents shall comply with all requirements of the Act.

         Section 6. Limitation of Liability of Directors. No director of the Corporation shall be liable to the Corporation or its shareholders for monetary damages for an act or omission in such director's capacity as a director except for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty to the Corporation or an act or omission involving


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intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit (whether or not the benefit resulted from an action taken within the scope of the director's office), or
(iv) an act or omission for which the liability of the director is expressly provided by applicable statute.


                                  ARTICLE NINE

                            Business Combination Law

         The Corporation elects not to be governed by the Business Combination Law, Part 13 of the Act, or any successor statute of like tenor.


                                   ARTICLE TEN

                                  Incorporator

         The name and the address of the incorporator of the Corporation is:

             Name                                  Address
             ----                                  -------
         Daniel Lloyd                          Butler & Binion, L.L.P.
                                               1000 Louisiana, Suite 1600
                                               Houston, Texas  77002

         In order to evidence the foregoing, I have signed these Articles of Incorporation on this 26th day of January, 1999.


                                              /s/ Daniel Lloyd
                                              ---------------------------------
                                              Daniel Lloyd



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